FieldPoint Petroleum Well in Lea County, New Mexico Hits New Production High-Most Recent Output At 758 BOPD

Austin, TX (PRNewswire) Jan 12, 2012, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #1 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “We have been very pleased with the performance of this well since it came on line in late December.  Our excitement was elevated when the operator reported that on January 9th the well production was up to 933 BOPD.  The well is still operating with the original size choke and also on that day delivered a natural gas flow rate of 425 MCFPD.”

Mr. Reaves concluded by adding, “We still have no way of knowing when production from this well will begin to level off and stabilize.  Needless to say, we are becoming more anxious to begin the drilling of well #2 on this property.”

As previously stated FieldPoint owns a 43.75% working interest in the East Lusk Federal well #1 and will own the same interest in well #2.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com